OMB APPROVAL
OMB Number: 3235-0060
Expires: August 31, 2012
Estimated average burden hours per response: 5.0

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 25, 2010

INTERNATIONAL BARRIER TECHNOLOGY INC.

(Exact Name of Registrant as Specified in its Charter)

British Columbia, Canada	000-20412	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 West Pender Street, #604 Vancouver, British Columbia, Canada	V6C 2T7
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  604-689-0188

N/A

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8K fining is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]

Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

[  ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

[  ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]

Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SEC 873  (02-08)  Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Item 7.01  FD Disclosure.

International Barrier Technology Inc. (“Barrier”) (IBTGF: OTCBB; IBH: TSXV), the manufacturer of Pyrotite®, a proprietary fire-resistant building material that contains a large volume of water engineered to release at high temperatures, reports revenue and sales volume results for the first fiscal quarter ended September 30, 2010.

Overall revenue generated for the quarter was $879,274, a 51% increase over the $581,536 generated during the same period in the previous year.  Revenue for the reported 2010 quarter would have shown a 69% increase if the value of the substrate panel were reflected in Barrier’s sales price; as was the case in the previous year.  Barrier’s Supply Agreement with LP® Building Products, the world’s largest producer of OSB, is a “treatment only” service where the resulting fire rated panel is both trademarked and sold by LP.  Quarterly revenue into the Residential Roof Deck/Wall Assembly/Structural Insulated Panel Market increased 109% from $85,247 to $178,125, and revenue into the Commercial Modular Market increased 46% from $242,039 to $353,356.

Sales volume of shipments of Barrier products for the quarter ending September 30, 2010, was 1,774,100 sq. ft.  This is an increase of 96% over the 903,000 sq. ft. that was shipped during the first quarter in the comparable fiscal year in 2009.  In addition, it was the highest quarterly shipment level since the first fiscal quarter of 2008.  Sales into the Residential Roof Deck/Wall Assembly/Structural Insulated Panel Market increased by 208% during the period, and shipments into the Commercial Modular Market increased by 65%.

Refer to Exhibit #99.1 for additional information.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

99.1  October 25, 2010 Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 25, 2010

International Barrier Technologies Inc.

(Registrant)

/s/ Michael Huddy

(Signature)

(Michael Huddy, President/CEO/Director)

2